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                                                                     Exhibit 2.1


                                  AMENDMENT TO
                      AGREEMENT AND PLAN OF REORGANIZATION

         This Amendment to Agreement and Plan of Reorganization ("Amendment") is effective as of August 15, 1997 and is by and between Rainbow Bridge Services, Inc., a Nevada corporation (the "Company") and American Custom Components, Inc., a California corporation ("ACC").

                                    RECITALS

         WHEREAS, the Company and ACC executed that certain Agreement and Plan of Reorganization (the "Agreement") on August 15, 1997. Capitalized terms used herein shall have the same meaning and effect as in the Agreement.

         WHEREAS, the Agreement contains certain statements, facts, and circumstances which have changed, and the Company and ACC desire to execute this Amendment for the purpose of correcting the Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties contained herein and in the Agreement, the parties hereto agree as follows:

         1.       Section 1.02 is restated in its entirety to read as follows:

                  "1.02 CONSIDERATION. Subject to the terms and conditions of this Agreement, and in consideration of the assignment and delivery of ACC Shares to the Company, and the conversion and/or assignment of outstanding options of ACC, the Company shall at Closing issue to the Shareholders a number of shares of voting common stock of the Company, $0.001 par value per share (the "Company Shares"), equal to the number of shares set forth opposite the Shareholder's name on Schedule 1 attached hereto, or a total of 7,447,000 Company Shares to the Shareholders, and shall issue options to purchase 1,100,000 shares to the person set forth in Exhibit 2.02(b)."

         2. Section 2.02(a) is restated in its entirety to read as follows:

                  "2.02(a). The authorized capital stock and the issued and outstanding shares of ACC is 100,000 shares of common stock, of which 7,447 shares are outstanding. All of the issued and outstanding shares of ACC are duly authorized, validly issued, fully paid and nonassessable."

         3.       Section 3.02 is restated in its entirety to read as follows:


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                  "3.02. CAPITALIZATION OF THE COMPANY. The authorized capital stock of the Company consists of 24,000,000 shares of Common Stock, par value $.001 per share, of which 500,000 shares are outstanding, and 1,000,000 shares of preferred stock, none of which is outstanding. All outstanding shares are duly authorized, validly issued, fully paid and non-assessable. Following the issuance of Company Shares set forth herein and a stock dividend described in
Section 6.02 hereof, the capitalization of the Company shall be 8,247,000 shares of common stock and options to purchase 1,100,000 additional shares.

         4.       Section 6.02 is restated in its entirety to read as follows:

                  "6.02 STOCK DIVIDEND. Within five (5) days of the Closing, the Company shall effect a Common Stock dividend in the amount of .6 shares for every 1 share of Common Stock owned by shareholders, resulting in 800,000 shares outstanding."

         5.       Schedule 1 is restated in its entirety to read as follows:

                               NUMBER OF SHARES           NUMBER OF
                                   OF ACC                 SHARES OF
                                COMMON STOCK               COMPANY
          NAMES OF                OWNED AND              COMMON STOCK
        SHAREHOLDERS           TO BE DELIVERED          TO BE RECEIVED
    --------------------     --------------------    --------------------
       Inge Lundegaard              5,942                 5,942,000
       Bill Harper                     90                    90,000
       Frank Bower                     90                    90,000
       Greg Bogart                    325                   325,000
       Martin T. Walk               1,000                 1,000,000
                                    -----                 ---------

       Totals                       7,447                 7,447,000"

         6. ACC Exhibit 2.02(b) is restated in its entirety to read as follows:

                              "OPTIONS AND WARRANTS

                  Charles Rosenblum has an option to purchase 1% of ACC for $.01 per share, with anti-dilution rights. These options are hereby assigned and exercisable for shares of the Company.

                  The Michelson Group has an option to purchase 9% of ACC for $.01 per share, with anti-dilution rights. These options are hereby assigned and exercisable for shares of the Company.

                  In exchange for the options to acquire 100 shares of Michael Orton has an option to purchase 1% of ACC for $.01 per share, with anti-dilution rights. These options are hereby assigned and exercisable for shares of the Company.


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                  Each of these persons has agreed that their anti-dilution
         rights are only effective up to the first 10 million in outstanding shares, and the Company has agreed to fix the number of options converted into a number based on 10 million outstanding."


         All other terms and conditions of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto hereby execute this Amendment to Agreement and Plan of Reorganization effective as of the date first written above.

RAINBOW BRIDGE SERVICES, INC.                 AMERICAN CUSTOM COMPONENTS, INC.


  By: /s/ Mary Peterson                         By: /s/ Martin Tony Walk
-----------------------------                 ---------------------------------
By:      Mary Peterson                        By:      Martin Tony Walk
Its:     President                            Its:     President


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